Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-174609 on Form S-3 and Registration Statements No. 333-148993, 333-148238, 333-147450, and 333-147449 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements of Vulcan Materials Company and its subsidiary companies (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update 2015-05, Presentation of Comprehensive Income), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama

February 29, 2012

Exhibit 23